EXHIBIT 10.21

VERITIV CORPORATION
FORM OF DIRECTOR DEFERRED SHARE UNIT AWARD AGREEMENT
This certifies that Veritiv Corporation (the “Company”) grants to the Grantee named below, subject to the provisions of the Veritiv Corporation 2014 Omnibus Incentive Plan (the “Plan”) and this Director Deferred Share Unit Award Agreement (this “Award Agreement”), including the attached terms and conditions (which are incorporated herein and made a part of this Award Agreement), the following number of Deferred Share Units, on the Grant Date set forth below (the “Deferred Share Units”). Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan. Each Deferred Share Unit represents the right to receive a cash payment equal to the Fair Market Value of one Share.

Name of Grantee:	[•]

Number of Deferred Share Units:	[•]

Grant Date:	[•]

Fully Vested Award:	The Deferred Share Units are fully vested and nonforfeitable as of the Grant Date, and shall be paid to the Grantee in cash at the time provided in the attached terms and conditions.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Grant Date, and the Grantee has also executed this Award Agreement.

VERITIV CORPORATION

__________________________________
By:
Title:

I acknowledge that I have received a copy of the Plan and that I have carefully reviewed the terms of this Award Agreement (including the attached terms and conditions) and wish to be eligible to receive the Award described herein. I agree to comply with the terms of this Award Agreement (including the attached terms and conditions) in order to be eligible to receive this Award.

GRANTEE

___________________________________
Print Name: _________________________

VERITIV CORPORATION
TERMS AND CONDITIONS OF
DIRECTOR DEFERRED SHARE UNIT AWARD

Veritiv Corporation (the “Company”) has granted an Award of Deferred Share Units under the Plan to the Grantee named in this Award Agreement, subject to the provisions of the Plan and the terms and conditions set out below, which are incorporated into and made a part of this Award Agreement. Capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

1.    Crediting of Deferred Share Units. Each Deferred Share Unit shall represent the right to receive a cash payment equal to the Fair Market Value of one Share, subject to the terms and conditions of the Plan and this Award Agreement, and shall at all times be equal in value to one Share. The Deferred Share Units shall be credited to a notional account established for the Grantee until payment in accordance with Section 3 hereof.

2.    Fully Vested Award. Each Deferred Share Unit shall be fully vested and nonforfeitable as of the Grant Date set forth in this Award Agreement.

3.    Payment of Deferred Share Units. Except as otherwise may be provided pursuant to Section 5 hereof, within thirty (30) days after the Grantee’s termination of service as a Director for any reason (or, if earlier, within thirty (30) days after a Change in Control), the Company shall make a single lump sum cash payment to the Grantee (or to the Grantee’s estate in the event of death) equal to the product of (a) the number of Deferred Share Units credited to the Grantee’s account hereunder multiplied by (b) the Fair Market Value per Share on the date of the Grantee’s termination of service as a Director (or, if applicable, the Fair Market Value per Share on the date of the Change in Control).

4.     No Shareholder Rights. The Company’s obligations with respect to the Deferred Share Units shall be satisfied in full upon cash payment of the Deferred Share Units in accordance with Section 3 hereof. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Shares to which the Deferred Share Units relate. The rights of the Grantee hereunder will be no greater than those of an unsecured general creditor of the Company. No Shares will be issued to the Grantee pursuant to this Award Agreement, and no assets of the Company will be held or set aside as security for the obligations of the Company hereunder.

5.    Section 409A of the Code. The Company intends that each Award of Deferred Share Units will comply with the requirements of Section 409A of the Code, and this Award Agreement shall be interpreted and administered in accordance with such intent. In particular, and notwithstanding any other provision of this Award Agreement to the contrary: (a) the phrase “termination of services as a Director” or words of similar import shall mean the Grantee’s “separation from service” with the Company within the meaning of Section 409A of the Code; (b) if the Grantee is a “specified employee” at the time of his or her “separation from service” with the Company (as determined by the Company in accordance with Section 409A of the Code), then, to the extent necessary to comply with Section 409A of the Code, Deferred Share Units otherwise payable as a result of the Grantee’s separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after the Grantee’s separation from service (or if earlier, within 30 days after the Grantee’s death); and (c) any Deferred Share Units otherwise payable as a result of a Change in Control shall not be paid at such time unless the Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder. Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Deferred Share Units is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Grantee (or any other individual claiming a benefit through the Grantee) as a result of this Award Agreement or the Deferred Share Units granted hereunder.

6.    Taxes. The Grantee understands that the Grantee (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of the transactions contemplated by this Award Agreement and the Plan. The Grantee acknowledges that nothing in this Award Agreement constitutes tax advice, and that the Grantee has been encouraged to seek the advice of his or her own tax advisor regarding the tax consequences of the Deferred Share Units.

7.    No Right to Reelection. Nothing contained in this Award Agreement shall confer upon the Grantee any right to be nominated for reelection by the Company’s shareholders, or any right to remain a member of the Board for any period of time, or at any particular rate of compensation.

8.     Transferability. The Deferred Share Units will not be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. The Deferred Share Units will not in any manner be liable for or subject to the debts, liabilities, or torts of the Grantee.

9.    Adjustments. The number and kind of Deferred Share Units are subject to adjustment as provided in Section 4.3 of the Plan.

10.     Successors. The obligations of the Company under this Award Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

11.    Relation to Plan. This Award Agreement and the Deferred Share Units granted hereunder are subject to the terms and conditions of the Plan. This Award Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Award Agreement and the Plan, the Plan shall govern. The Nominating and Corporate Governance Committee of the Board (the “Committee”), acting as the Administrator with respect to the Deferred Share Units pursuant to the Plan, have the right to determine any questions which arise in connection with the grant of the Deferred Share Units.

12.     Governing Law. This Award Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

13.     Amendment. Subject to the terms of the Plan, the Committee may modify this Award Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing (and except as otherwise may be provided in the Plan), no amendment of the Plan or this Award Agreement shall adversely impair any rights of the Grantee under this Award Agreement without the Grantee’s written consent.

14.    Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Affiliates and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

15.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with any Award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Company’s Senior Vice President, General Counsel and Corporate Secretary, this consent shall be effective for the duration of the Award. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

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